QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.7

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made BETWEEN:-

Accent Europe Insurance Company Limited, whose registered office is at 2nd Floor, 12/13 Exchange Place, IFSC, Dublin 1, Ireland ("The Company")
and
The Executive named in the Schedule A attached hereto ("The Executive")
IT IS AGREED AS FOLLOWS:
Clause 1
Status of Contract
1(a)
The term of the Executive's employment hereunder shall commence as of the commencement date specified on schedule A and shall continue until the close of business on the initial termination date as specified on schedule A. Subject to earlier termination in accordance with the terms of this agreement. The term shall be automatically extended for successive one year periods thereafter unless any of the parties notifies the other of its intention not to extend the term at least six months prior to the commencement of the next scheduled one year extension.
1(b)
This agreement shall be governed and construed in all respects in accordance with Irish Law and the Courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this agreement.
1(d)
The Group as hereinafter referred to shall mean the Company and holding company of the Company and any subsidiaries of the Company or such holding company: the terms "holding company" and "subsidiary" having the meaning as in Section 155 of the Companies Act 1963.
Clause 2
Capacity 2(a)

The Company shall employ the Executive as described in Schedule A attached hereto in the business of the Group having regard to the suitability of the Executive for such employment in such capacity as may be reasonably determined from time to time by the Company.
Clause 3
Duty of Service
During the continuance of employment, the Executive shall:
	3(a)	faithfully serve the Company to the best of the Executives ability and apply knowledge and skill to promote the interests of the Group.

	3(b)	carry out such duties as are assigned and comply with instructions given by the Company which may include (without limitation) any reasonable instructions to perform only limited duties.
3c)
give to the Company Executives on request, and in writing if so required, all information within the Executives knowledge or control concerning the Executives own affairs (which may be pertinent to the affairs of the Group) and the affairs of the Group as the Company may require;
3d)
unless prevented by ill health or accident and except during holidays permitted by this Agreement, devote the whole of the Executive's time, attention, abilities expertise, skills and ingenuity to carry out the duties hereunder; and
	3e)	comply with performance objectives as adjusted and agreed from time to time between the Executive's and the Company.
	3f)	carry out duties and exercise powers jointly with any other person or persons appointed by the Company to act jointly with the Executive.

The Company may, from time to time and at any time, appoint any other person or persons to act jointly or in conjunction with the Executive in the performance of the Employee's duties and powers hereunder and assign to any such person or persons duties and powers identical or similar to those undertaken or performed by the Executive hereunder.
Clause 4
Duty of Care & Confidentiality
4(a)
The Executive acknowledges that, in the ordinary course of employment under this Agreement, the Executive will be exposed to information about the business of the Company or any member of the Group and that of their suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any member of the Group or the general public and which if disclosed will be liable to cause significant harm to the Company or any member of the Group.
4(b)
The Executive shall take care of all Group property under the Executive's control. The Executive shall not improperly use or divulge whether during or after this employment any confidential information relating to the affairs of business of the Group. Upon the termination of the Executive's employment hereunder (howsoever arising) the Executive shall return to the Company all property of the Group and all documents (in the broadest sense of the word) which the Executive shall have created or received in the course of the Executive's employment.
Clause 5
Grievance and Discipline

5(a)
Any allegations of misconduct will be fully investigated by the Company in accordance with the Company disciplinary procedure, a copy of which is attached as Schedule B to this Agreement. All grievances will be dealt with in accordance with the Company grievance procedure, a copy of which is attached as Schedule C to this Agreement.
Clause 6
Hours of Work
6(a)
The appointment is on a full time basis of 37.5 hours per week. The Executive is required to devote such time to the Executive's duties as may reasonably be required for their proper performance (but so that the Executive shall not be entitled to receive any additional remuneration for work outside normal working hours). The Executive hereby acknowledges that, as the employee is responsible for determining the duration of the employee's own working time, Part II of the Organisation of Working Time Act 1997 shall not apply to the executive's employment under this Agreement.
Clause 7
Remuneration and Benefits
7(a)
The Company shall during the continuance of employment pay a salary as stated in Schedule A in this contract which shall be subject to annual review by the Company together with such allowances and bonus as may be determined each year by the Group.
7(b)	The Company shall contribute an agreed amount into the Executive's pension scheme and as defined on Schedule A in accordance with the eligibility rules of such schemes.
7(c)	The Executive shall be entitled to annual leave in accordance with the terms set out in Schedule A.
7(d)	The company shall during the continuance of employment in Dublin a housing allowance of 1800.00 Irish punts per month
7(e)	The Executive shall be eligible of a Level 1 benefits under the company in control/severance Policy attached as Schedule D.
7(f)	The Executive shall receive tax advice from Tax Consultants designated by the company. The company shall reimburse Executive for any additional tax owed by the Executive.
Clause 8
Expenses
8(a)
The Company will reimburse all reasonable expenses incurred by the Executive in the performance of the Executive's duties, subject to the provision of such evidence of expenditure as may be required by the Group.
Clause 9
Fitness & Related Matters

9(a)
The Company may if it has reasonable grounds, require the Executive to undergo a medical examination to determine fitness to undertake duties, and the Executive shall give full co-operation. If the Executive is absent from work owing to sickness or injury they:
	i)	will notify the Company without delay
	ii)	shall as and when requested by the Company submit medical certificates
iii)
shall be entitled to sick pay as set out in section 3(d) of Schedule A to this Agreement. With regard to absence for medical reason for more than 3 days, a written statement from a practising physician shall be provided to the Company.
Clause 10
Termination
10(a)	Employment under this Agreement shall terminate at the age of 65 as specified in Schedule A, or at an earlier date that has been agreed in writing between the Company.
10(b)	Employment under this Agreement may be terminated by the Company before Normal Retirement date:
i)
without notice, in the event that the executive is prevented by illness or injury from discharging the duties which may be assigned to the Executive under Clause 2 and 3 of this Agreement for a period of 6 months as outlined in Section 3d of Schedule A.
ii)
without notice, where the Executive neglects or fails or refuses to properly discharge any of the duties properly assigned or delegated to the Executive hereunder and (if capable of remedy) fails to remedy the same within 14 days of being called upon to do so by the Company; or
	iii)	without notice, where the Executive is guilty of dishonesty or misconduct or wilful neglect in the discharge of the Executive duties or the performance of the Executive's powers hereunder; or
	iv)	without notice, where the Executive becomes of unsound mind or shall be or become a patient for the purposes of any statute; or
v)
without notice, where the Executive is convicted of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Company may affect the Executive's position in or the reputation of the Company; or
	vi)	without notice, where the Executive for any reason becomes in the reasonable opinion of the Company incapable of performing the Executive's duties under this Agreement or
	vii)	Without notice where the Executive fails to comply with any Published Company policy.

viii)
It is acknowledged by the Executive that on serving notice for any reason to terminate the Executive employment hereunder the Company shall be entitled to make payment to the Executive in lie of notice.
Clause 11
Resignation from Directorship & Offices
11(a)
Following termination of employment under whatever circumstances, the Executive shall if requested to do so by the Company immediately resign from any office in or Directorship of any Group Company as may be so requested.
11(b)
In the event of the Executive's failure so to do, the Company is hereby irrevocably authorised to appoint some person in the Executive's name and on the Executive's behalf to sign and deliver such resignations to the Company of which the Executive is an Officer or Director. The Executive shall not without the consent of the Company at any time thereafter represent to be still connected with the Company or the Group.
Clause 12
Now Solialism
12(a)
The Executive covenants with the Company (for itself and as trustee for the other companies in the Group) that except with the written consent of the Company (not to be unreasonably refused) the Employee will not during the continuance of employment nor:
(i)
for twelve months after the termination of employment hereunder (howsoever arising) solicit or interfere with or endeavour to entice away from the Company or any Relevant Associated Company any person firm or company who at any time during the twelve months prior to the said termination shall have been a client, customer, supplier to or in the habit of dealing with such company and with whom the Executive shall have had dealings;
(ii)
for twelve months after the termination of employment hereunder (howsoever arising) induce or seek to induce any executive of the Company or any Relevant Associated Company to leave its service whether or not that would involve breach of contract on the part of such executive;
12(b)
For the purposes of this Clause a "Relevant Associated Company" shall mean any company in the Group for which the Executive has performed services or with which the Executive has held office during the two years immediately preceding the termination of employment hereunder.
12(c)
Each of the restrictions mentioned in Clause 12 is a separate covenant and shall be enforceable separately and independently of any one or more of the other covenants and is considered reasonable by the parties to this Agreement but in the event that any such restriction shall be found to be void but would be valid if some part thereof was deleted or the period of application reduced such restriction shall apply with such modifications as may be necessary to make it valid and effective.
Clause 13
Notices

13(a)
Notice required under this Agreement to be given to the Executive shall be deemed to have been properly given to the Executive personally or sent by post to the last known address of the Executive. Notice must be given in writing.
Clause 14
Exclusivity of Service
14(a)
The Executive shall not during the course of employment (except as a representative of the Company) and subject to clause 1.2, undertake nor, directly or indirectly be engaged, concerned or interested in any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise).
14(b)	Nothing in this clause shall preclude the Executive:
(i)
from holding being interested in or acquiring (beneficially or otherwise), when aggregated with any such holding of the Executive's spouse and the Executive's children under the age of 18, not more than 5 per cent in nominal value of the issued share capital of any class of shares or securities of any other company listed or dealt in on any recognised stock exchange by way of bona fide investment unless the Board shall require the Executive not to do so in any particular case on the ground that such other company is or may be carrying on a business conflicting, competing or tending to conflict or compete with the business of the Company or any Associated Undertaking and accordingly the Executive shall promptly inform the Board in writing of each and every holding or acquisition; or
(ii)
(if the Company shall at its absolute discretion so agree in writing) from being concerned or taking an interest in or assuming responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent or consultant) any company (which is not a member of the Group) business, firm, concern or enterprise or society (whether incorporated or otherwise) provided always that:
(a)
the business or activity of such company, business, firm, concern, enterprise or society is not in conflict and does not compete and is not likely to compete with the business of the Company or any member of the Group; and
(b)
the Executive's interest in and responsibilities towards such company, firm, concern or enterprise or society do not interfere with the proper performance by the Executive of duties under this Agreement.
Clause 15
Place of Work

15(a)
The Executive's normal place of work shall be Dublin or at such other place of business of the Company or any member of the Group as the Company shall reasonably require. In addition, the Executive shall be required and hereby agrees to travel to such places whether inside or outside Ireland and in such manner and on such occasions as the Company may from time to time require in pursuance of duties hereunder.
Clause 16
Intellectual Property
16(a)
This clause applies to any Intellectual Property produced, invented or discovered by the Executive whether alone or with any other person at any time during the continuance of employment with the Company which relates directly or indirectly to the business of the Company or any member of the Group or which may in the opinion of the Company be capable of being used or adapted for use herein.
16(b)	All Intellectual Property to which this clause applies shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company.
17(c)	The Executive hereby:
(i)
undertakes to notify and disclose to the Company in writing full details of all Intellectual Property to which this clause applies forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of employment with the Company deliver up to the Company all correspondence and other documents, papers and records and all copies thereof in the Executive's possession, custody or power relating to any Intellectual Property;
	(ii)	]undertakes to hold on trust for the benefit of the Company any Intellectual Property to the extent that the same may not be, and until the same are, vested absolutely in the Company;
	(iii)	assigns by way of present assignment of future copyright all copy right in all Intellectual Property to which this clause applies;
	(iv)	acknowledges that, save as provided in this Agreement no further remuneration or compensation is or may become due to the Executive in respect of the performance of obligations under this clause;
(v)
undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Board be necessary or desirable to vest in and register or obtain letters patent in the name of the Company and otherwise to protect and maintain the Intellectual Property;
(vi)
irrevocably appoints the Company or its nominee as the attorney of the Executive to execute and sign as the Executive's act and deed in the Executive's name and on the Executive's behalf all documents as the Company may consider requisite for the perfection of the pledge hereby evidenced.

Clause 17
Waiver, Release and Remedies
17(a)
A waiver by the Company of any breach by the Executive of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Company in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.
17(b)
Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or provided for by law.
17(c)
No failure or delay by the Company in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.
Clause 18
Severability
18(a)
Each of the provisions of this Agreement is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.
Clause 19
Maternity/Adoptive Leave
20(a)	The provisions of the Maternity Protection Act 1994 and the Adoptive Leave Act 1995 will apply.

For and on behalf of Accent Europe Insurance Company Limited

Date:
Accent Europe Insurance Company Limited

The Executive	Date:

SCHEDULE A

Section 1

Personal Details
Name of the Executive	Nik James Scopes
Date of Birth
Commencement date of this Agreement	April 4, 2000
Initial date of Termination	April 3, 2002
Service dates from	April 4, 2000
Normal retirement date

Section 2

Details of Initial Appointment Under the Agreement
Job Title	Chief Underwriter
Place of Work	Dublin, Ireland
Commencement Basic Salary	90,000 (GBP)
a) Pensionable salary	90,000 (GBP)
b) Non-pensionable salary

Section 3

General Terms & Conditions of Employment

a)
Basis of Employment

The Basis of employment will be permanent full-time.

b)
Payment

        Salary (and allowances) for each whole calendar month will be paid on the 25th of the month, unless a Saturday, Sunday or Bank Holiday, when payment will be made on the last previous working day. Details of salary payments and deductions, including Income Tax and Pay Related Social Insurance (PRSI) will be shown on a pay-slip which will be issued monthly.

c)
Annual Leave

        25 days paid holiday for each full calendar year plus all public holidays in Ireland. 5 days holiday may be carried into next calendar year. All requests for annual leave must be approved in advance by the Company.

d)
Sick Leave

        If the Executive is absent from work due to illness or accident duly notified and certified in accordance with clause 9(ii), the Company may at its absolute discretion pay the Executive full basic salary, for a maximum aggregate period of the following:

1.
For employees with less than 5 years' continuous service—3 months in any continuous period of twelve months;

2.
For employees with over 5 years' continuous service—6 months in any continuous period of twelve months.

        Basic salary paid during any absence through illness or injury shall include any sick pay to which the Executive is entitled by law and shall be reduced by the amount of any social welfare or other benefits recoverable by the Executive whether or not recovered. The Executive shall notify the Company of any social welfare or other benefits recoverable by the Employee.

        In the event that the Executive is incapable of performing the Executive duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party all sick pay paid to the Executive by the Company shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.

Staff Schemes

        a)    Pension Entitlement

        Participation in the Groups Pension Scheme. 9% Contribution of the Company.

        b)    Medical Cover

        The Company will contribute 100% to VHI Medical Plan B Options for you and spouse.

SCHEDULE B

DISCIPLINARY PROCEDURE

1.
Purpose and Scope

1.1.
The Company's procedure is designed to help and encourage all employees to achieve and maintain standards of conduct, attendance and job performance. The Company's rules from time to time and this procedure apply to all employees. The aim is to ensure consistent and fair treatment for all. This procedure is not contractual, but is intended as a statement of current Company policy and commitment to operate a fair procedure in relation to all its employees taking into account the Code of Practice on Disciplinary Procedures of the Labour Relations Commission as may be amended from time to time. The Company therefore reserves the right to amend the procedure as necessary to meet any changing requirements.

2.
Principles

2.1.
The procedure is concerned with misconduct and gross misconduct, but incompetence and unsuitability will be treated in the same manner as misconduct.

2.2.
Depending upon the severity of the alleged disciplinary offence in any individual case, the Company reserves the right to skip one or more stages of the procedure set out below.

2.3.
At every stage in the procedure the employee will be presented with full details of the complaint against him or her and will be given the opportunity to state his or her case before any decision is made. Where considered necessary by the Company, details of the complaint may be provided in writing, including witness statements, to the employee in advance of any disciplinary hearing. The employee shall be allowed the opportunity to cross-examine any witness who is called to give oral testimony before any disciplinary hearing.

2.4.
At all stages the employee will have the right to be accompanied by a fellow employee or a representative of his/her trade union (if any) or other employee representative during the disciplinary interview.

2.5.
Wherever possible, the investigation into the allegation of a breach of discipline will be carried by a senior employee of the Company who is neither the employee's direct supervisor nor is in any way involved with the making of the complaint which forms the subject matter of the investigation against the employee.

2.6.
No employee will be dismissed for a first breach of discipline except in the case of gross misconduct when the penalty will normally be dismissal without notice or payment in lieu of notice.

2.7.
An employee will have the right to appeal against any disciplinary penalty imposed.

2.8.
A copy of the Company's written record of any disciplinary action taken will be supplied to the employee concerned on request.

3.
The Procedure

3.1.
In the first instance, except in the case of alleged gross misconduct, the Company will attempt to resolve any complaint in an informal manner by way of private discussion between the employee about whom the complaint has been made and his/her immediate supervisor. Where such discussion fails to adequately resolve the issue, the following procedure will be used:

3.2.
Stage 1—Oral Warning

  If conduct or performance does not meet acceptable standards the employee will normally be given a formal ORAL WARNING. He or she will be advised of the reason for the warning, that is the first stage of the disciplinary procedure and of his or her right to appeal. A brief note of the oral warning will be kept but it will be spent after 12 months, subject to satisfactory conduct and performance.

3.3.
Stage 2—Written Warning

  If the offence is a serious one, or if a further offence occurs, a WRITTEN WARNING will be given to the employee by the supervisor. This will give details of the complaint, and, in the appropriate circumstances, the improvement require and the timescale. It will warn that action under Stage 3 will be considered if there is no satisfactory improvement, or any repetition of misconduct, and will advise of the right of appeal. A copy of this written warning will be kept by the supervisor but it will be disregarded for disciplinary purposes after 12 months subject to satisfactory conduct and performance.

3.4.
Stage 3—Final written warning or disciplinary suspension

  If there is still a failure to improve and/or conduct or performance is still unsatisfactory, or if the misconduct is sufficiently serious to warrant only one written working but insufficiently serious to justify dismissal (in effect both first and final written warning), a FINAL WRITTEN WARNING will normally be given to the employee. This will give details of the complaint, will warn that dismissal will result if there is no satisfactory improvement and will advise of the right of appeal. A copy of this final written warning will be kept by the supervisor but it will be spent after 12 months (in exceptional cases the period may be longer) subject to satisfactory conduct and performance.

  Alternatively, consideration will be given to imposing a penalty of a disciplinary suspension without pay for a up to a maximum of five working days.

3.5.
Stage 4—Dismissal

  If conduct or performance is still unsatisfactory and the employee still fails to reach the prescribed standards, DISMISSAL will normally result. Only the appropriate senior manager can take the decision to dismiss.

  The employee will be provided, as soon as reasonably practicable, with written reasons for dismissal, the date on which employment will terminate and the right of appeal and to whom.

  Demotion or redeployment will be considered, as an alternative to being dismissed, in appropriate cases.

4.
Gross Misconduct

4.1.
The following non-exhaustive list provides examples of offences which are normally regarded as gross misconduct:

    theft, fraud, deliberate falsification of records, fighting, assault on another person, deliberate damage to company property, serious incapability through alcohol or being under the influence of illegal drugs, serious negligence which causes unacceptable loss, damage or injury, serious act of insubordination, unauthorised computer access, serious breach of the Company's Safety Policy or Policy on Sexual Harassment.

  If you are accused of an act of gross misconduct, you may be suspended from work on full pay, normally for more than five working days, while the Company investigates the alleged offence. During the period of suspension employees may be refused access to any of the Company's premises without the prior consent of the Company and subject to such conditions as the Company may impose.

  If, on completion of the investigation, the Company is satisfied that gross misconduct has occurred, the result will normally be summary dismissal without notice or payment in lieu of notice.

5.
Appeals

5.1.
An employee who wishes to appeal against a disciplinary decision should inform Human Resources two working days from the date of notification, be it in writing or otherwise, of the decision. A Director of the Company will hear all appeals and his/her decision is final. At the appeal any disciplinary penalty imposed will be reviewed but it cannot be increased. The Company shall, whenever possible, ensure that whoever deals with an employee's appeal has had no previous involvement with the disciplinary decision.

SCHEDULE C

GRIEVANCE PROCEDURE

Purpose of the Procedure:

        This procedure is intended for the effective and speedy resolution of grievance on any employment matter save for:-

  (a)
  Redundancy criteria or selection

  (b)
  Disciplinary decisions. All disciplinary matters are dealt with under the disciplinary procedure.

Stages of the Procedure:

1.
If you feel aggrieved on any matter of employment which affects you, the grievance should initially be discussed with your Supervisor/Manager who should be told that you are invoking the first stage of the grievance procedure. The Supervisor/Manager will endeavour to resolve the grievance as speedily as possible and, wherever practicable, within a period of 5 working days.

2.
If the grievance cannot be resolved with your Supervisor/Manager you may make a written request that the Supervisor/Manager raise the matter with the Department Head. Your written request must give full details of your grievance, the steps you have taken to resolve this grievance and the remedy you are seeking.

  The Department Head will then investigate the grievance, usually by way of an interview and at that interview you may be accompanied by another employee or representative provided you have given notice to this effect in your written request. Wherever practicable the investigation will be completed and a recommendation issued within a period of 5 working days.

3.
If the grievance remains unresolved you may make a written request that the grievance be referred to the Personnel Director of the Company. Your written request should give full details [as set out in paragraph 2 above].

  The Personnel Director will investigate the grievance which will include an interview with you at which you may be accompanied by a fellow employee [or Staff Association representative] provided that prior notice has been given to this effect in the written request. Wherever practicable the investigation shall be completed within a period of 5 working days. The Personnel Director will give a written recommendation within a further 5 working days from the date of completion of the investigation.

4.
In the event that you are still dissatisfied with the investigation or recommendation made at the third stage, you may make a written request that the grievance be referred to the Chief Executive of the Company. Your written request should give full details of the grievance, the steps you have taken to resolve the grievance and the remedy which you are seeking.

  The Chief Executive will investigate the grievance which will include an interview with you, at which you may be accompanied by a fellow employee [or Staff Association representative] provided that prior notice has been given to this effect in the written request. Wherever practicable, the investigation shall be completed and a recommendation provided within 14 days of the notification of the grievance.

  The decision of the Chief Executive of the Company will be binding on all parties to the dispute.

5.
If you are dissatisfied with the response given to the grievance, you have to accept that the grievance cannot be resolved to your satisfaction as the Grievance Procedure has been exhausted.

6.
Where an investigation, or an appeal, in the course of these rules and procedure, is expressed to be conducted by a named individual, or someone holding a particular position, such person, or the person holding such position, may, in appropriate case, nominate an alternate to conduct the investigation or appeal.

QuickLinks

CONTRACT OF EMPLOYMENT
SCHEDULE A
SCHEDULE B DISCIPLINARY PROCEDURE
SCHEDULE C GRIEVANCE PROCEDURE